Exhibit 21



                  SUBSIDIARIES OF DEL GLOBAL TECHNOLOGIES CORP.






RFI Corporation



Dynarad Corp.



Bertan High Voltage Corp.



Gendex-Del Medical Imaging Corp.



Del Electronics Foreign Sales Corp.